EXHIBIT 95.1

MINE SAFETY DISCLOSURES

During the reporting period covered by this report:

1. Our subsidiary, MOR PPM Inc. (“MOR PPM”), was issued two significant and substantial citations by the U.S. Mine Safety and Health Administration (“MSHA”) related to work MOR PPM performed at the K-T Feldspar Plant and Mine operated by The Quartz Corp USA in Mitchell, North Carolina. MSHA also assessed civil penalties totaling $1,384 for citations related to work performed by MOR PPM at the K-T Feldspar Plant and Mine. MOR PPM has no other disclosures to report under section 1503 for its work at this mine.

2. MSHA assessed a civil penalty in the amount of $133 for a citation MSHA issued to MOR PPM related to work MOR PPM performed at the Oregon Plant operated by Covia Solutions Inc. in Ogle, Illinois. MOR PPM has no other disclosures to report under section 1503 for its work at this mine.

3. MSHA assessed a civil penalty in the amount of $133 for a citation MSHA issued to MOR PPM related to work MOR PPM performed at the Crane Plant operated by Covia Energy LLC in Crane, Texas. MOR PPM has no other disclosures to report under section 1503 for its work at this mine.